Exhibit 99.1
Celgene to Acquire Pharmion for $2.9 Billion in Cash and Stock
Sunday November 18, 6:11 pm ET
Pharmion’s Oncology Portfolio Further Strengthens Celgene’s Pipeline
Accelerates Celgene’s Revenue and Earnings Growth, Accretive in 2009 and Beyond
SUMMIT, N.J. & BOULDER, Colo.—(BUSINESS WIRE)—Celgene Corporation (Nasdaq: CELG - News) and Pharmion Corporation (Nasdaq: PHRM — News) today jointly announced the signing of a definitive merger agreement pursuant to which Celgene has agreed to acquire Pharmion. Under the terms of the merger agreement, Celgene will acquire all of the outstanding shares of Pharmion common stock for $72.00 per share payable in a combination of cash and shares of Celgene common stock. The transaction is expected to be slightly dilutive to earnings in 2008 and accretive in 2009 and beyond.
The acquisition of Pharmion furthers Celgene’s strategy to become a global leader in the hematology/oncology field. The transaction brings together three medically meaningful therapies, Revlimid®, Thalomid® and Vidaza®, treating different patient populations worldwide. These products are expected to generate multiple global revenue streams for accelerated revenue and earnings growth over the next five years.
“The acquisition of Pharmion is an exceptional strategic fit that will expand our role as a leader in hematology and oncology,” said Sol J. Barer, PhD, Chairman and Chief Executive Officer of Celgene Corporation. “Our combined global infrastructure will leverage the therapeutic and commercial potential of Pharmion’s products, particularly Vidaza, which has the potential to become a major global therapy. By bringing together the talents and resources of both companies, we move closer to our vision of becoming a leading hematology and oncology company in the world, expanding our industry leading programs for safety, access and patient support.”
Pharmion is a global drug development company that has built a successful and promising oncology franchise. Pharmion has four products on the market and several in development focused on hematological and solid tumor cancers. Vidaza is approved in the U.S. for myelodysplastic syndromes (MDS). Vidaza has demonstrated unprecedented overall survival benefit for higher-risk MDS patients based on a Phase III trial. Pharmion previously reported that its Phase III study demonstrated that Vidaza extended overall survival by 74 percent as compared to conventional care regimens. Patients receiving Vidaza had a two-year survival rate of 50.8 percent versus 26.2 percent for those in the comparator arm. These results translated into a median survival benefit of 9.4 months (24.4 months versus 15.0 months). Pharmion expects to file a Market Authorization Application (MAA) in Europe for Vidaza in higher-risk MDS before the end of the year.
Additionally, thalidomide (licensed to Pharmion by Celgene to develop and commercialize in Europe and other select countries) is under review by the European Medicines Agency (EMEA) as a therapy in newly diagnosed multiple myeloma. An EMEA action is expected in late 2007 to early 2008. Pharmion’s clinical development pipeline includes Amrubicin, a third generation synthetic anthracycline, which is in Phase III development for the treatment of small-cell lung cancer (SCLC) under an approved Special Protocol Assessment (SPA). MGCD0103, a selective histone deacetylase (HDAC) inhibitor is being evaluated in Phase II studies in hematological malignancies as well as in solid tumors.
“The combination of our two product portfolios and organizations represents the opportunity to create a leading global hematology/oncology company,” said Patrick J. Mahaffy, President and Chief Executive Officer of Pharmion Corporation. “In particular, I would like to thank the Pharmion employees who have contributed so much to the development of our company and to ensuring that our products are available to improve the lives of cancer patients in the US, Europe, and many international markets. We believe that Celgene is now exceptionally well positioned to take advantage of these efforts, as well as those of its own strong organization, to create a truly unique global biopharmaceutical company.”
Terms of the Transaction
The transaction has been unanimously approved by the Boards of Directors of both companies and is subject to customary closing conditions including the approval of the acquisition by stockholders of Pharmion and receipt of antitrust clearances. Celgene and Pharmion expect the transaction to close by the end of the second quarter of 2008. Under the terms of the merger agreement, each share of Pharmion common stock will be exchanged for $25.00 in cash and shares of Celgene common stock in an amount to be determined by an exchange ratio. If the volume weighted average price per share of Celgene common stock for the 15 consecutive trading days ending on (and including) the third trading day immediately prior to the closing date of the merger (the “VWAP Closing Price”) is between $56.15 and $72.93, then the exchange ratio will be equal to $47.00 divided by the VWAP Closing Price. If the VWAP Closing Price is less than $56.15, Pharmion stockholders will receive 0.8370 Celgene shares for each share of Pharmion common stock, and if the VWAP Closing Price is greater than $72.93, Pharmion stockholders will receive 0.6445 Celgene shares for each share of Pharmion common stock. The cash portion of the transaction is being funded by Celgene’s cash on hand. Upon the closing of the acquisition, Pharmion stockholders will own approximately six percent of Celgene’s outstanding common stock.
JPMorgan and Merrill Lynch are acting as co-financial advisors to Celgene on the transaction. Banc of America Securities LLC is acting as the financial advisor to Pharmion Corporation. Legal counsel for Celgene is Proskauer Rose LLP and Arnold & Porter LLP, and Pharmion’s legal counsel is Willkie Farr & Gallagher LLP.
Webcast
Celgene will host a conference call to discuss the strategic acquisition of Pharmion Corporation on Monday, November 19, 2007 at 9:00 a.m. ET. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from 12 noon ET November 19, 2007 until 12 midnight ET, Friday, November 23, 2007. To access the replay, dial 1-888-203-1112 and enter reservation number 8078427.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

About Pharmion
Pharmion Corporation is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at http://www.pharmion.com.
Important Safety Information for Vidaza
Vidaza is contraindicated in patients with a known hypersensitivity to Vidaza or mannitol and in patients with advanced malignant hepatic tumors.
In clinical studies, the most commonly occurring adverse reactions by SC route were nausea (70.5%), anemia (69.5%), thrombocytopenia (65.5%), vomiting (54.1%), pyrexia (51.8%), leukopenia (48.2%), diarrhea (36.4%), fatigue (35.9%), injection site erythema (35.0%), constipation (33.6%), neutropenia (32.3%) and ecchymosis (30.5%). Other adverse reactions included dizziness (18.6%), chest pain (16.4%), febrile neutropenia (16.4%), myalgia (15.9%), injection site reaction (13.6%), aggravated fatigue (12.7%) and malaise (10.9%). The most common adverse reactions by IV route also included petechiae (45.8%), rigors (35.4%), weakness (35.4%) and hypokalemia (31.3%).
Because treatment with Vidaza is associated with neutropenia and thrombocytopenia, complete blood counts should be performed as needed to monitor response and toxicity, but at a minimum, prior to each dosing cycle.
Because Vidaza is potentially hepatotoxic in patients with severe pre-existing hepatic impairment, caution is needed in patients with liver disease. In addition, Vidaza and its metabolites are substantially excreted by the kidneys and the risk of toxic reactions to this drug may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, it may be useful to monitor renal function.
Vidaza may cause fetal harm. While receiving treatment with Vidaza, women of childbearing potential should avoid becoming pregnant, and men should avoid fathering a child. In addition, women treated with Vidaza should not nurse.
This press release contains certain forward-looking statements which are based on current expectations and involve a number of known and unknown risks, delays, uncertainties and other factors not under Celgene’s or Pharmion’s control, which may cause actual results, performance or achievements of Celgene or Pharmion to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in Celgene’s or Pharmion’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports. Forward-looking statements speak only as of the date on which they are made, and neither Celgene nor Pharmion undertake any obligation to update publicly or revise any forward-looking statements.
Additional Information about the Transaction and Where to Find It
The press release shall not constitute an offer of any securities for sale. The acquisition will be submitted to Pharmion’s stockholders for their consideration. In connection with the acquisition, Celgene and Pharmion intend to file relevant materials with the SEC, including the registration statement, the proxy statement/prospectus and other relevant documents concerning the merger. Investors and stockholders of Celgene and Pharmion are urged to read the registration statement, proxy statement/prospectus and other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to the documents because they will contain important information about Celgene, Pharmion and the merger. Stockholders of Celgene and Pharmion can obtain more information about the proposed transaction by reviewing the Form 8-K to be filed by Celgene and Pharmion in connection with the announcement of the entry into the merger agreement, and any other relevant documents filed with the SEC when they become available. The proxy statement/prospectus, the registration statement and any other relevant materials (when they become available), and any other documents filed by Celgene and Pharmion with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Celgene Corporation, 86 Morris Ave., Summit, New Jersey 07901, Attention: Investor Relations, or Pharmion Corporation, 2525 28th Street, Suite 200, Boulder, Colorado 80301, Attention: Investor Relations. Investors and stockholders are urged to read the proxy statement/prospectus, the registration statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.
Participants in Solicitations
Pharmion and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from stockholders of Pharmion in connection with the merger. Information regarding Pharmion’s directors and executive officers is available in Pharmion’s proxy statement on Schedule 14 A for its 2007 annual meeting of stockholders, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.